Exhibit 10.48

First Amendment to the

PharMerica Corporation 2007 Omnibus Incentive Plan

The PharMerica Corporation 2007 Omnibus Incentive Plan (the “Plan”) is amended effective as of July 24, 2008 as follows:

1.	Section 10(c) of the Plan is amended in its entirety to read as follows:

(c) Every Performance Award shall, if the Committee intends that such Award should constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code, include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels of, or increases in, in each case as determined by the Committee, one or more performance measures with respect to the Company, any Subsidiary and/or any business unit of the Company or any Subsidiary, including without limitation the following: return on equity or average equity, diluted earnings per share, total earnings, earnings growth, return on capital or average capital, return on assets or net assets, earnings before interest and taxes, EBITDA, EBITDA minus capital expenditures, sales or sales growth, customer or customer growth, traffic, revenue or revenue growth, income or net income, net income before share-based payments, gross margin return on investment, increase in the fair market value of common stock, share price (including, but not limited to, growth measures and total stockholder return), operating profit, gross profit, net earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (which equals net cash flow divided by total capital), capital expenditures, operating expenses, selling, general and administrative expenses, operating income or net operating income, return on investment, inventory turns, return on sales, financial return ratios, total return to stockholders, market share, earnings measures/ratios, economic value added (EVA), balance sheet measurements such as receivable turnover, internal rate of return, increase in net present value, or expense targets, customer satisfaction surveys and productivity. The Committee may also exclude charges related to an event or occurrence which the Committee determines should appropriately be excluded, including (a) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (b) an event either not directly related to the operations of the Company or not within the reasonable control of the Company’s management, or (c) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles. Performance criteria may be measured on an absolute (e.g., plan or budget) or relative basis. Relative performance may be measured against a group of peer companies, a financial market index, or other acceptable objective and quantifiable indices. Except in the case of an award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which the Company conducts its business, or other events or circumstances render the performance objectives unsuitable, the Committee may modify the performance objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable. Performance measures may vary from Performance Award to Performance Award, respectively, and from Participant to Participant, and may be established on a stand-alone basis, in tandem or in the alternative. For any Award subject to any the pre-established formula described herein, the maximum number of shares subject to any such Award denominated in Shares granted in any fiscal year to a Participant shall be 500,000 Shares, subject to adjustment as provided in Section 5(d), and the maximum amount earned in respect of a Performance Award denominated in cash or value other than Shares on an annualized fiscal year basis with respect to any Participant shall be $5,000,000. The Committee shall have the power to impose such other restrictions on Awards subject to this Section 10(c) as it may deem necessary or appropriate to ensure that such Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code, or any successor provision thereto. Notwithstanding any provision of the Plan to the contrary, the Committee shall not be authorized to increase the amount payable under any Award to which this Section 10(c) applies upon attainment of such pre-established formula.